UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	October 1, 2010

K12 Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	001-33883	95-4774688
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

2300 Corporate Park Drive, Herndon, Virginia		20171
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(703) 483-7000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 1, 2010, K12 Inc. (the "Company") and Ronald J. Packard executed an amended and restated employment agreement (the "Employment Agreement"). The Employment Agreement amends and supersedes the previous employment agreement made effective on July 1, 2007 (the "Prior Agreement"). The Employment Agreement extends the term of Mr. Packard’s employment as Chief Executive Officer of the Company through September 30, 2014. The terms of the Employment Agreement are substantially the same as in the Prior Agreement, except as described in this report.

The Employment Agreement provides for an increase in Mr. Packard’s annual base salary to $575,000 subject to annual revaluation by the Board of Directors ("Board") of the Company, including at the beginning of fiscal year 2013, based on a market compensation study. Mr. Packard’s annual bonus target as a percentage of his base salary remains at 100%; however, the Board retained the discretion to award Mr. Packard an annual bonus ranging from 0% to 200% of his base salary. Mr. Packard’s performance goals related to any fiscal year of the Company will be based on financial, operational, human capital or other defined metrics approved by the Board.

In recognition of the four-year extension of the Employment Agreement, Mr. Packard received a grant of 145,530 shares of restricted stock ("RSAs"), 50% of such shares vest upon signing and the remaining 50% of these shares vest over three years in quarterly installments starting on the first anniversary of the grant. Mr. Packard is also eligible to receive annual RSA grants ranging from $0 to $1.25M in value in the final three years of the term of the Employment Agreement based on attainment of predetermined annual objective performance goals set by the Board, and any RSAs granted will vest over three years in quarterly installments. Pursuant to the Employment Agreement, all RSA grants will vest to the extent that the applicable performance goals are achieved. These annual RSA grants are subject to stockholder approval of an amendment to the 2007 Equity Incentive Plan to provide for performance-based equity grants.

If Mr. Packard’s employment is terminated at the Company’s election at any time, for reasons other than death, disability, cause (as defined in the Employment Agreement) or a voluntary resignation, or due to constructive termination (as defined in the Employment Agreement), Mr. Packard will be entitled to receive severance payments equal to three times Mr. Packard’s base salary. In such event, 50% of the severance amount will be paid within 60 days of Mr. Packard’s separation date and the remaining portion of the severance amount will be payable in equal installments over the 18-month period following Mr. Packard’s separation date. If severance payments are being made, Mr. Packard has agreed not to compete with the Company until 18 months after his separation date. In the event of Mr. Packard’s termination upon death or disability, the Company will pay a lump sum cash payment equal to a pro-rated portion of the target annual bonus for the period that Mr. Packard was employed. In the event of a termination without cause, the period of time within which Mr. Packard is permitted to exercise any stock options that have vested as of his separation date was extended to 180 days. Finally, relocation of Mr. Packard’s principal place of employment more than 30 miles from its original location was added as grounds for constructive termination.

The Company's Board determined the increases in compensation to be appropriate based on Mr. Packard’s leadership and performance over the term of the Prior Agreement. The Board reviewed and considered competitive market data provided by a third-party compensation consultant.

Item 9.01 Financial Statements and Exhibits.

Amended and Restated Employment Amendment, executed on October 1, 2010, between K12 Inc. and Ronald J. Packard.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

K12 Inc.

October 6, 2010	By:	/s/ Howard D. Polsky

Name: Howard D. Polsky
Title: General Counsel and Secretary

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Exhibit Index

Exhibit No.	Description

99.1	Amended and Restated Employment Amendment, executed on October 1, 2010, between K12 Inc. and Ronald J. Packard.